SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 9, 2004

FRISCH’S RESTAURANTS, INC.

(Exact name of registrant as specified in its charter)

OHIO

(State or other jurisdiction of incorporation or organization)

1-7323	31-0523213
(Commission File Number)	(I.R.S. Employer Identification No.)

2800 GILBERT AVENUE, CINCINNATI, OHIO	45206
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 513-961-2660

Item 12. Results of Operations and Financial Condition.

See the attached press release.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FRISCH’S RESTAURANTS, INC.
(registrant)

DATE  July 9, 2004

BY	/s/ DONALD H. WALKER
Donald H. Walker
Vice President - Finance and
Principal Financial Officer

Company Contact:

Donald H. Walker	Bill Roberts, CTC
Vice President-Finance and CFO	(937) 434-2700
Frisch’s Restaurants, Inc.	Wayne Buckhout, CTC
(513) 559-5202	(937) 434-2700

Frisch’s Reports Record Sales and Earnings for Fiscal 2004

FOR IMMEDIATE RELEASE

Cincinnati, OH—July 9, 2004, Frisch’s Restaurants, Inc. (Amex: FRS) reported record sales and earnings for the year ended May 30, 2004.

Revenues rose 11.1% to $260,923,520 from $234,910,845 last year. Net earnings for the year rose 7.7% to $10,529,010 compared with $9,777,595 last year. Diluted earnings per share increased to $2.05 per share from $1.95 per share last year.

For the twelve week fourth quarter of the fiscal year, revenue rose 9.4% to $63,503,310 from $58,059,956 last year. Earnings trailed the prior year by 14.7%, declining to $2,613,927 from $3,062,691. Diluted earnings per share were $.51 versus $.61 per share last year.

Craig F. Maier, President and Chief Executive Officer, said, “Same store sales for our Big Boy restaurants increased 4.7% for the year, marking the seventh consecutive annual same store sales increase. However, in the fourth quarter we only had a 1.5% increase in same store sales, reflecting the general trend experienced by many family dining chains across the country. We believe higher gasoline prices and lower consumer confidence were the primary reasons for lower sales in the restaurant industry in the fourth quarter, and see this as a temporary situation. Lower earnings for the quarter can be attributed to lower revenues and higher commodity prices.

“Same store sales for our Golden Corral restaurants were up .3% for the year, after declining 2.9% in the fourth quarter. In addition, the Golden Corral development schedule is on track with a total of twenty-six restaurants opened in five markets. Two Golden Corrals are under construction and should open in July and September. Construction on a third Golden Corral will begin next week with a scheduled opening date in November.”

Frisch’s Restaurants, Inc. is a regional company that operates and licenses others to operate full service family-style restaurants under the name of Frisch’s Big Boy, and operates grill buffet-style restaurants under the name Golden Corral under certain licensing agreements. All restaurants currently operated by the Company are located in various regions of Ohio, Kentucky and Indiana. The Company owns the trademark “Frisch’s” and has exclusive, irrevocable ownership of the rights to the “Big Boy” trademark, trade name and service mark in the states of Kentucky and Indiana, and in most of Ohio and Tennessee.

The Company has reported a profit every year since going public in 1960, and paid cash dividends to shareholders every quarter over the same period.

Statements contained in this press release which are not historical facts are forward looking statements as that item is defined in the Private Securities Litigation Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission.

Frisch’s Restaurants, Inc. and Subsidiaries

CONSOLIDATED STATEMENT OF EARNINGS

(In thousands, except per share data)

	Year ended		Twelve weeks ended
	May 30, 2004	June 1, 2003	May 30, 2004	June 1, 2003
Revenue
Sales	$259,702	$233,679	$63,211	$57,794
Other	1,222	1,232	293	266

Total revenue	260,924	234,911	63,504	58,060

Costs and expenses
Cost of sales
Food and paper	88,864	76,452	21,957	19,314
Payroll and related	88,061	81,004	21,544	19,745
Other operating costs	53,031	48,643	12,956	11,305

	229,956	206,099	56,457	50,364
Administrative and advertising	12,712	12,121	2,936	2,826
Impairment of long-lived assets	—	(810)	—	—
Interest	2,474	2,800	600	661

Total costs and expenses	245,142	220,210	59,993	53,851

Earnings before income taxes	15,782	14,701	3,511	4,209

Income taxes	5,253	4,923	897	1,146

Net earnings	$10,529	$9,778	$2,614	$3,063

Earnings per share (EPS) of common stock:
Basic net earnings per share	$2.11	$1.98	$.52	$.62

Diluted net earnings per share	$2.05	$1.95	$.51	$.61

Diluted average shares outstanding	5,136	5,023	5,171	5,029

Depreciation included above	$10,996	$10,973	$2,663	$2,584

Opening expense included above	$1,780	$949	$347	$74

Frisch’s Restaurants, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEET

(In thousands of dollars)

	May 30, 2004	June 1, 2003
Assets
Current assets
Cash and equivalents	$294	$1,133
Receivables	1,766	1,277
Inventories	4,382	3,825
Other current assets	3,101	3,574

	9,543	9,809

Property and equipment	133,140	116,768

Other assets
Goodwill & other intangible assets	1,864	1,828
Property held for sale and land investments	2,309	2,802
Other	7,412	7,429

	11,585	12,059

	$154,268	$138,636

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$10,800	$9,474
Accrued expenses	8,238	7,407
Other	8,486	6,865

	27,524	23,746

Long-term obligations
Long-term debt	35,227	34,260
Other long-term obligations	12,050	10,864

	47,277	45,124

Shareholders’ equity	79,467	69,766

	$154,268	$138,636